EXHIBIT 10.6

INTEGRATED FINANCIAL SYSTEMS, INC.
Revolving Credit Agreement

Annual		Grace Period	Balance		Minimum
Percentage	Variable-Rate	to Pay	Computation	Annual	Finance
Rate (APR)	Information	Balance	Method	Fee	Charge	Miscellaneous Fees
14.5%	Your APR may vary and is determined monthly by adding 10.5% to the Prime Rate.*	25 days on average	Average daily balance (including new purchases)	None	None	Late payment: $10.00 Returned Check: $25.00

*The Prime Rate used to determine your APR is the prime loan rate published in the Money Rates Section of The Wall Street Journal on the last business day of the prior calendar month preceding the first day of the applicable billing period. The information about the cost of the Card described in this Agreement is correct as of April 1, 2004. This information may have changed after that date. To find out what may have changed, write to us at P.O. Box 173796, Denver, Colorado 80217.

1. GENERAL. This Agreement (“Agreement”) governs the use of your                     Hospital Card account (your “Account”). In this Agreement and in your billing statement (“Statement”), “we” “us”, and “our” refer to Integrated Financial Systems, Inc., our assignees, or other holders of this Agreement or your Account. “You” and “your” refer to all persons who are approved by us to use the Account. “Card” refers to your                     Hospital Credit Card. The effective date of this Agreement will be the earlier of (a) the date you submit an Account application that is approved by us, or (b) the first date that you or someone authorized by you uses the Account. You may use your Card to make purchases on credit from time to time under your Account, up to any credit limit we may establish for your Account (your “Credit Limit”). We reserve the right to decline to authorize any purchase or to change your Credit Limit at any time. You agree to use your Account only for personal healthcare charges at                     Hospital.

2. PROMISE TO PAY. When you submit your Application for this Account, you agree to be bound by this Agreement. You promise to pay us for all credit that we extend on your Account for purchases of goods or services and all other amounts owed to us under the terms of this Agreement. If your Account is a joint Account, (a) each of you is bound by this Agreement; (b) each of you may use the Account, up to any Credit Limit; and (c) each of you jointly and individually promises to pay us, and may be held liable for, all amounts owed to us on your Account.

3. FINANCE CHARGES. When your Account has a balance subject to Finance Charge (as described in paragraph 4 below), we will assess a Finance Charge calculated by applying a daily periodic rate (“periodic rate”) to that balance. The periodic rate applied in any billing period will be equal to 1/365 of the total of (i) the highest bank prime loan rate as published in The Wall Street Journal in its Money Rates section (“prime rate”) on the last business day of the calendar month preceding the first day of such billing period and (ii) 10.5%. However, the periodic rate will in no event be more than the maximum rate permitted by applicable law. If the prime rate increases, the periodic rate and corresponding Annual Percentage Rate may increase, and as a result the Finance Charge, the Minimum Payment and the number of payments may also increase. Any new periodic rate of FINANCE CHARGE will apply to your entire Account balance. The periodic rate under the above formula as of April 1, 2004 was .0397% and the corresponding ANNUAL PERCENTAGE RATE was 14.5%.

4. BALANCE SUBJECT TO FINANCE CHARGE. There will be no balance subject to a Finance Charge for a billing period if there is no Previous Balance on your Account for the billing period or the sum of your payments and credits on your Account during the billing period is at least equal to the Previous Balance.

Each day during the billing period, we will figure a “Daily Balance” on your Account. The Daily Balance is determined by taking the beginning balance for that day, which includes any unpaid Finance Charges, adding any new purchases and other debits assessed that day, and subtracting any payments made and credits issued on that day. This gives us the Daily Balance. Any Daily Balance less than zero will be treated as zero. We then multiply the Daily Balance by the periodic rate and add that daily Finance Charge to the balance to determine that day’s closing balance, which will be the beginning balance for the following day. At the end of the billing period, we add up the results of the daily Finance Charge calculations to get the total Finance Charge for the billing period. Late Payment Fees and Returned Check Fees are not included in the Daily Balance. We may change your billing period as permitted by law at any time.

5. WHEN FINANCE CHARGES BEGIN TO ACCRUE. If there is no Previous Balance for the billing period or the sum of your payments and credits for the billing period is at least equal to the Previous Balance, new purchases and other charges in that billing period will begin to accrue a Finance Charge as of the first day of the next billing period if a Finance Charge is imposed in the next billing period. If there is a Previous Balance for the billing period and the sum of your payments and credits for the billing period is not at least equal to that Previous Balance, new purchases and other charges will begin to accrue a Finance Charge from the later of the date of the transaction or the first day of the billing period in which the transaction is posted to your Account.

6. PAYMENTS. When there is a New Balance shown on your Statement, you agree to pay at least the Minimum Payment called for on that Statement in time for receipt by us by the Payment Due Date shown on the Statement. Your Minimum Payment will be the greater of: $25.00 or 2% of the New Balance, rounded to the next highest dollar. In addition, your Minimum Payment will also include any past due amounts, Late Payment Fees and Returned Check Fees.

You may at any time pay the entire balance in full or more than the Minimum Payment. All payments, except Disputed Payments (as defined below), must be mailed or delivered to us at the address shown on your Statement (the “Payment Address”). Any payments received after 5:00 p.m. MT will be credited on the next business day. Credit to your Account may be delayed up to five days if payment is (a) not received at the Payment Address, (b) not made in U.S. dollars drawn on a U.S. financial institution located in the U.S., or (c) not accompanied by the top portion of your Statement. Delayed crediting may cause you to incur a Late Payment Fee or additional Finance Charges. You understand, however, that payments may not be made, and may not be deemed received by us, at any location other than the Payment Address. All credits for payments to your Account are subject to final payment by the institution on which the item of payment was drawn. Accrued interest and late charges are due and payable by the

Payment Due date shown on the first monthly statement after they accrue. We reserve the right to select the method by which payments and credits are allocated to your Account in our sole discretion.

All written communications concerning disputed amounts, including any check or other payment instrument that (i) indicates that the payment constitutes “payment in full” or is tendered as full satisfaction of a disputed amount, or (ii) is tendered with other conditions or limitations (“Disputed Payments”), must be mailed or delivered to us at the address for billing inquiries shown on the Statement, not the Payment Address. We can accept such checks or late or partial payments without losing our right to receive the full amount owing on your Account.

7. FEES: A. LATE PAYMENT FEE: We may impose a Late Payment Fee of $10.00 if we do not receive your Minimum Payment within 10 days after the Payment Due Date shown on your Statement. B. RETURNED CHECK FEE: We may impose a Returned Check Fee of $25.00 if any check or other instrument sent to us, or any electronic payment authorization you provide us, in payment on your Account is not honored upon first presentment, even if the check, instrument or electronic authorization is later honored. C. DOCUMENT FEE: We may charge the Account a fee if a copy of a statement, sales draft or similar document is provided by us at your request (except in connection with billing error inquiries or resolution). The fee for any and each document requested is $10.00.

8. TERMINATION/CHANGE IN TERMS. You may at any time terminate this Agreement. We may, at any time and subject to applicable law: (a) terminate this Agreement; (b) terminate your right to make future purchases; (c) change your Credit Limit; or (d) change or delete any term or condition of, or add new terms to, this Agreement relating to your Account. Unless prohibited by applicable law, we may apply any changed or new terms to any outstanding balance of your Account on the effective date of the change and to any future balances created after that date. When required by applicable law, we will mail a notice of any change(s) or addition(s) to you. Upon any termination of this Agreement you will continue to be obligated to pay all amounts owing under, and to otherwise perform the terms and conditions of, this Agreement.

9. DEFAULT. Subject to the limitations of applicable law, we may declare that you are in default under this Agreement if you (a) fail to make at least the Minimum Payment when due; (b) violate any other term of this Agreement; or (c) become the subject of a bankruptcy or insolvency proceeding. After your default or your death, and subject to the limitations of applicable law, we have the right to: (i) reduce your Credit Limit; (ii) terminate your Account, in which case the terms of this Agreement will apply until full payment is received of the amount owing on your Account, including Finance Charges which we will continue to impose to the date of full payment; (iii) require immediate payment of your entire Account balance, including all accrued but unpaid Finance Charges, and all fees and other charges listed in this Agreement; (iv) bring an action to collect all amounts owed; and (v) take any action allowed by law. If, after your default, we refer your Account for collection to an attorney who is not our salaried employee, we may, to the extent permitted by applicable law, charge and collect from you our collection costs, including court costs and reasonable attorneys’ fees.

10. LIABILITY FOR UNAUTHORIZED USE. The Card is issued to you by us at your request and you agree to destroy it upon demand. You may be liable for the unauthorized use of the Card. You agree to promptly notify us if your Card is lost or stolen or of possible unauthorized use of your Card by writing to us at the address above or by calling us at 1-866-620-0700. You will not be liable for unauthorized use that occurs after you notify us of the loss, theft, or possible unauthorized use and, in any case, your liability for unauthorized use will not exceed $50. If you orally give us notice concerning loss or theft, you agree to confirm it in writing. You agree that unauthorized use does not include use by a person whom you have given authority to use the Account or Card and that you will be liable for all use by such a person.

11. CREDIT REPORTS AND ACCOUNT INFORMATION. You give us permission to request information and to make whatever inquiries we consider necessary and appropriate (including obtaining information from third parties and requesting consumer reports from consumer reporting agencies) for the purpose of considering your application for this Account and subsequently, in connection with any updates, renewals or extensions of credit or reviewing or collecting your Account. You also authorize us to report information concerning you or your Account, including information about your performance under this Agreement, to consumer reporting agencies and others who may properly receive such information. If you believe that we have reported inaccurate information about you to a consumer reporting agency, please contact us at the address above. In doing so, please identify the inaccurate information and tell us why you believe it is incorrect. If you have a copy of the credit report that includes the inaccurate information, please send a copy of that report to us as well. You are hereby notified that a negative credit report reflecting on your credit record may be submitted to a consumer reporting agency if you fail to fulfill the terms of this Agreement.

12. USE OF INFORMATION ABOUT YOU AND YOUR ACCOUNT. You authorize and direct us to furnish information about you and your Account to                     Hospital and its affiliates for use in connection with the                     Hospital Credit Card program, including to create and update their customer records for you, to assist them in better serving you, and to provide you with notices of special promotions, catalogs and tailored offerings. In addition, you agree to the use of information about you and your Account described in the Privacy Policy. The Privacy Policy is made a part of this Agreement and is enclosed or attached hereto.

13. CHANGE OF ADDRESS. You agree to notify us promptly if you change your address. Until we are notified that your address has changed, we will continue to send Statements and other notices to the last address we maintained on your Account. If your Account is a joint Account, each of you appoints the other(s) as your agent to designate the address to which the Statement (and any other notices) may be sent to you by us.

14. GOVERNING LAW. This Agreement and your Account are governed by and construed in accordance with the laws of the State of                     (without regard to internal principles of conflicts of law), and applicable Federal law.

15. ASSIGNMENT. We may sell, assign or transfer all or any portion of your Account or any balances due under your Account. We will notify you of such event. You may not sell, assign or transfer your Account or any of your obligations under this Agreement.

16. ENTIRE AGREEMENT. This Agreement, together with any application you signed or otherwise submitted in connection with the Account (which is hereby incorporated by reference in this Agreement), constitutes the entire agreement between you and us relating to your Account and supersedes any other prior or contemporaneous agreement between you and us relating to your Account. This Agreement may not be amended except in accordance with the provisions of this Agreement.

NOTICE TO APPLICANT: (A) DO NOT SIGN THE APPLICATION/AGREEMENT BEFORE YOU READ IT OR IF THIS AGREEMENT CONTAINS ANY BLANK SPACES. (B) YOU ARE ENTITLED TO A COMPLETELY FILLED IN COPY OF THIS AGREEMENT. KEEP A COPY OF THIS AGREEMENT TO PROTECT YOUR LEGAL RIGHTS. (C) YOU MAY AT ANY TIME PAY OFF THE FULL UNPAID BALANCE UNDER THIS AGREEMENT WITHOUT INCURRING ANY ADDITIONAL CHARGE.

Your signature on the application, or electronic signature device acknowledgement, or Hospital Bill for the initial purchase approved on this Account represents your signature on and agreement to the terms of this Agreement and constitutes your request for a Card.

Notice: The following is important information regarding your right to dispute billing errors.

YOUR BILLING RIGHTS
KEEP THIS NOTICE FOR FUTURE USE

     This notice contains important information about your rights and our responsibilities under the Fair Credit Billing Act.

Notify Us in Case of Errors or Questions About Your Bill

     If you think your bill is wrong, or if you need more information about a transaction on your bill, write us on a separate sheet at the address shown on your Statement under billing inquiries. Write to us as soon as possible. We must hear from you no later than 60 days after we sent you the first bill on which the error or problem appeared. You can telephone us, but doing so will not preserve your rights.

     In your letter, give us the following information:

     • Your name and Account number.

     • The dollar amount of the suspected error.

     • Describe the error and explain, if you can, why you believe there is an error. If you need more information, describe the item you are not sure about.

     If you have authorized us to pay your credit card bill automatically from your savings or checking account, you can stop the payment on any amount you think is wrong. To stop the payment your letter must reach us three business days before the automatic payment is scheduled to occur.

Your Rights and Our Responsibilities After We Receive Your Written Notice

     We must acknowledge your letter within 30 days, unless we have corrected the error by then. Within 90 days, we must either correct the error or explain why we believe the bill was correct.

     After we receive your letter, we cannot try to collect any amount you question, or report you as delinquent. We can continue to bill you for the amount you question, including finance charges, and we can apply any unpaid amount against your Credit Limit. You do not have to pay any questioned amount while we are investigating, but you are still obligated to pay the parts of your bill that are not in question.

     If we find that we made a mistake on your bill, you will not have to pay any finance charges related to any questioned amount. If we didn’t make a mistake, you may have to pay finance charges, and you will have to make up any missed payments on the questioned amount. In either case, we will send you a statement of the amount you owe and the date that it is due.

     If you fail to pay the amount that we think you owe, we may report you as delinquent. However, if our explanation does not satisfy you and you write to us within ten days telling us that you still refuse to pay, we must tell anyone we report you to that you have a question about your bill. And, we must tell you the name of anyone we reported you to. We must tell anyone we report you to that the matter has been settled between us when it finally is.

     If we don’t follow these rules, we can’t collect the first $50 of the questioned amount, even if your bill was correct.

Special Rule for Credit Card Purchases

     If you have a problem with the quality of property or services that you purchased with a credit card, and you have tried in good faith to correct the problem with the merchant, you may have the right not to pay the remaining amount due on the property or services. There are two limitations on this right:

(a)	You must have made the purchase in your home state or, if not within your home state, within 100 miles of your current mailing address; and

(b)	The purchase price must have been more than $50.

     These limitations do not apply if we own or operate the merchant, or if we mailed you the advertisement for the property or services.

IMPORTANT INFORMATION-PLEASE READ
                   Hospital
Credit Card Program Privacy Policy

     As a valued customer, we are committed to providing you with exceptional service and product offers. To do this, we rely on, and sometimes share with other parties, information about you. We want you to understand what information we collect, how we share it, and the steps we take to protect customer information.

     This Privacy Policy applies only to                     Hospital Credit Card Accounts of Integrated Financial Services, Inc. (“IFS,” “We” or “Us”).

     Information We Collect - We collect nonpublic personal information about you, other applicants, and authorized users for many reasons, including to help identify you, evaluate your application, service and manage your Account, and broaden our relationship with you (such as by offering you products or services that you may find valuable). We collect this information from a number of sources, including the following:

     • Information provided by you on Account applications and other forms, including identifying information such as address, telephone number, e-mail address, social security number, date of birth, and credit information such as income and employment.

     • Information obtained through your transactions and relationship with us, our affiliates,                     Hospital and others, such as items purchased, payments, payment method, and information provided on customer service and collections calls, but not health service information.

     • Information provided by credit bureaus and similar companies, such as your account and payment history with other lenders.

     • Information provided by other third parties, such as demographic firms, in connection with marketing programs.

     Information We Share with Others - We may use and share all of the information described above, whether you are a current customer or former customer, subject to applicable law.

     Others with Whom We Share Information – We may share all of the information described above with the following types of third parties:

     •                     Hospital and its affiliates: To assist you in using your Account, we provide application information about you, your Account number and other information to                     Hospital and its affiliates for use in connection with the                     Hospital Credit Card program and as otherwise permitted by law. This information might be used, for example, to enable their associates to answer questions about your Account, or to look up your Account number for you. Access to this information also enables                     Hospital to update its customer records and to perform other                     Hospital Credit Card program functions. They may use their affiliates, licensees, or third-party service providers (such as modeling and database companies) to assist them in any of these activities.

     • Service Providers: We provide information to other companies (including our affiliates) to assist us in servicing Accounts, like preparing billing statements and promotional materials, and responding to customer inquiries. We also may use marketing firms to assist us in our own marketing efforts.

     • Joint Marketing: We may provide information about you and your Account to another financial institution to jointly offer financial services and/or products, related to your Account.

     • Others: We report Account information, such as Credit Limit, balances and payment information, to credit bureaus. In addition, we may buy and sell assets, lines of business and/or Accounts. When this occurs, customer information generally is disclosed to bidders and is one of the transferred business assets. We also disclose information about you to third parties in certain other circumstances, as permitted by law.

How to Opt-Out

     If you do not want to share nonpublic personal information about you with nonaffiliated third parties (unless we are permitted or required by law to do so), please let us know by calling us at 1-866-620-0700. If you have more than one account with us, you may opt-out for some or all of your accounts. If your account with us is or was a joint account, you and each joint accountholder may opt-out individually or one may opt-out for all.

     Our Security Procedures - The security of customer information is very important to us and we take a number of steps to safeguard it. We maintain physical, electronic, and procedural safeguards that comply with federal standards to guard nonpublic personal information about you. We limit access to personal and Account information to those employees and agents who assist us in providing products and services to you. Employees who fail to follow our established standards are subject to disciplinary action. We also require third parties to whom we disclose nonpublic personal information to adhere to this Privacy Policy and to establish information security procedures.

     Your Access to Information - We provide you access to information about your Account in several ways. For example, we send you monthly billing statements outlining your transactions, finance charges, and other Account information. You may also call the customer service telephone number if you have additional questions about your Account. For instructions on how to dispute billing information or information we have reported to a credit bureau, please see your Revolving Credit Card Agreement or the reverse of your billing statement.

     How This Policy Applies to You - The examples contained in this Privacy Policy are illustrations only, and are not intended to be all-inclusive. If you decide to close your Account or become an inactive customer, or if we close or suspend your Account, we will continue to adhere to the privacy policies and practices described in this notice to the extent we retain information about you. We may amend this Privacy Policy at any time, and we will inform you of changes as required by law. You may have other privacy protections under state laws and we will comply with applicable state laws when we disclose information about you. This Privacy Policy applies only to                     Hospital Credit Card Accounts of IFS and does not apply to any other accounts you may have with us, and replaces our previous disclosures to you about our information practices.